Exhibit 10.3
PERFORMANCE STOCK UNIT GRANT NOTICE
UNDER THE
MR. COOPER GROUP INC.
2019 OMNIBUS INCENTIVE PLAN
Mr. Cooper Group Inc. (the “Company”), pursuant to its 2019 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant the number of Performance Stock Units set forth below. The Performance Stock Units are subject to all of the terms and conditions as set forth herein, and in the Performance Stock Unit Agreement (attached hereto) (the “Agreement”) and the Plan, each of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan or the Agreement, as applicable.
Participant:    [Insert Participant Name]
Date of Grant:     [Insert Date of Grant]
Target Number of
Performance Stock Units:    [Insert Target Number of Performance Stock Units] (the “PSUs”)
Performance Period:    There are two relevant performance periods with respect to the PSU Award: The first of the month of Date of Grant (March 1) through the 1st anniversary of the first of the month of the Date of Grant (the “Initial Performance Period”) and the first of the month of the Date of Grant (March 1) through the 3rd anniversary of the first of the month of the Date of Grant (the “Cumulative Performance Period”).

Vesting Schedule:    Except as set forth below, provided the Participant has not undergone a Termination prior to a Vesting Date (as defined below):
•The Initial PSU Tranche (as defined below) shall be eligible to vest on the date the Committee certifies the achievement of the performance hurdle (the “Initial Vesting Date”) based on the Total Shareholder Return achieved with respect to the Initial Performance Period; and
•The Final PSU Tranche (as defined below) shall be eligible to vest on the on the date the Committee certifies the achievement of the performance hurdle (the “Final Vesting Date”, together, with the Initial Vesting Date, the “Vesting Dates”) based on the Total Shareholder Return achieved with respect to the Cumulative Performance Period.
The total number of PSUs eligible to become vested:
•on the Initial Vesting Date shall be equal to (x) one-third (1/3rd) of the target number of PSUs granted under this Agreement (the “Initial PSU Tranche”), multiplied by (y) the Percentage of Award Earned for the Initial Performance Period (as set forth in the chart below), rounded down to the nearest whole PSU (such number of PSUs vesting (if any), the “Initial PSUs Earned”); and
•on the Final Vesting Date shall be equal to (i) (x) one-hundred percent (100%) of the target number of PSUs granted under this Agreement (the “Final PSU Tranche”), multiplied by (y) the Percentage of Award Earned for the Cumulative Performance Period (as set forth in the chart below) less (ii) the Initial PSUs Earned, rounded down to the nearest whole PSU (such number of PSUs vesting (if any), the “Final PSUs Earned”); provided that for the avoidance of doubt such amount shall not be less than zero.
The Percentage of Award Earned shall be determined as follows based on the Total Shareholder Return for each of the Initial Performance Period and Cumulative Performance Period:

	Initial Performance Period TSR	Percentage of Award Earned
Below Threshold	<5.5%	0%
Threshold	5.5%	50%
Target	8.0%	100%
Maximum	14.5%	200%
Above Maximum	14.5%	200%

	Cumulative Performance Period TSR	Percentage of Award Earned
Below Threshold	<17.4%	0%
Threshold	17.4%	50%
Target	26.0%	100%
Maximum	50.1%	200%
Above Maximum	50.1%	200%

The Percentage of Award Earned shall be determined using linear interpolation (and rounded up to the nearest whole percentage point) if actual performance falls between threshold and target, or between target and maximum levels.
All determinations with respect to whether and the extent to which a performance hurdle (or portion thereof) has been achieved shall be made by the Committee (or its designee) in its sole discretion.

    Any PSUs which do not become vested PSUs as of the Final Vesting Date shall be forfeited as of such date.
Definitions:    “Total Shareholder Return” or “TSR” means, with respect to each share of Common Stock, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends (for which the ex-dividend date occurs during the Initial Performance Period or Cumulative Performance Period, as applicable) in additional shares of Common Stock, from the first day of the Initial Performance Period through the last day of the Initial Performance Period or Cumulative Performance Period, as applicable. For purposes of calculating Total Stockholder Return, the beginning stock price will be based the volume weighted average price (the “VWAP”) per share of Common Stock for the twenty (20) trading days immediately prior to the first day of the Initial Performance Period and the ending stock price will be based on the VWAP per share of Common Stock for the twenty (20) trading days immediately prior to the last day of the Initial Performance Period or Cumulative Performance Period, as applicable. For this purpose, (x) dividends will be deemed reinvested on the “ex dividend” date (based on the closing price of the Common Stock on such date), (y) all cash special dividends shall be treated like regular dividends, and (z) all spin-offs or share-based dividends shall be assumed to be sold on the issue date and reinvested on the same date (based on the closing price of the Common Stock on such date).
Termination of Participant:    Generally, upon a Termination of Participant prior to the Final Vesting Date, all then unvested Performance Stock Units will be immediately forfeited without consideration.
Death/Disability: Notwithstanding the foregoing, in the event of a Termination due to the Participant’s death or Disability, the Participant’s PSUs shall (to the extent not otherwise forfeited) vest on date of such Termination as follows:
To the extent such Termination occurs prior to the Initial Vesting Date, a number of Performance Stock Units shall vest in an amount equal to (i) a fraction determined by dividing (x) the number of calendar days from the Date of Grant through the date of Termination by (y) the number of calendar days in the Cumulative Performance Period multiplied by (ii) (x) the Initial PSUs Earned, assuming for purposes of this calculation only that (A) the Termination Date is the last day of the Initial Performance Period, (B) the “Ending Share Price” is determined using the VWAP per share of Common Stock for the twenty (20) trading days immediately prior to the date of Termination and (C) the Initial PSU Tranche equals 100% of the target number of PSUs granted under this Agreement.
To the extent such Termination occurs following the Initial Vesting Date, a number of Performance Stock Units shall vest in an amount equal to (i) a fraction determined by dividing (x) the number of calendar days from the Date of Grant through the date of Termination by (y) the number of calendar days in the Cumulative Performance Period multiplied by (ii) (x) the Final PSUs Earned, assuming for purposes of this calculation only that (A) the Termination Date is the last day of the Cumulative

Performance Period and (B) the “Ending Share Price” is determined using the VWAP per share of Common Stock for the twenty (20) trading days immediately prior to the date of Termination.
Retirement: Notwithstanding the foregoing, in the event of a Termination due to the Participant’s Retirement, all unvested Performance Stock Units shall (to the extent not otherwise forfeited) remain outstanding and eligible to vest in accordance with the terms set forth herein as if the Participant had not undergone a Termination.

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THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS PERFORMANCE STOCK UNIT GRANT NOTICE, THE PERFORMANCE STOCK UNIT AGREEMENT AND THE PLAN AND, AS AN EXPRESS CONDITION TO THE GRANT OF PERFORMANCE STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS PERFORMANCE STOCK UNIT GRANT NOTICE, THE PERFORMANCE STOCK UNIT AGREEMENT AND THE PLAN.

MR. COOPER GROUP INC.	PARTICIPANT

By: Title:

[Signature Page to Performance Stock Unit Agreement (Employee)]

MR. COOPER GROUP INC.
2019 OMNIBUS INCENTIVE PLAN
PERFORMANCE STOCK UNIT AGREEMENT
(Employee)

Pursuant to the terms of the Performance Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant, and subject to the terms of this Performance Stock Unit Agreement (the “Agreement”) and the Mr. Cooper Group Inc. 2019 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), Mr. Cooper Group Inc. (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein or in the Grant Notice shall have the same meaning as set forth in the Plan.
1.Grant of Performance Stock Units. Pursuant to, and subject to, the terms and conditions of this Agreement and the Plan, and in consideration of the covenants and promises of the Participant herein contained, the Company hereby grants, as of the Date of Grant, to the Participant the number of Performance Stock Units provided in the Grant Notice. Each Performance Stock Unit granted hereby entitles the Participant to receive one share of Common Stock upon settlement of such Performance Stock Unit, subject to the terms and conditions set forth in this Agreement and the Plan.
2.Vesting. Subject to the conditions contained herein and in the Plan, the Performance Stock Units shall vest as provided in the Grant Notice.
(a)Change in Control. The Performance Stock Units are subject to Section 12(b) of the Plan.
(b)Treatment upon Termination.    Unless provided otherwise in the Grant Notice, upon a Termination of Participant all then unvested Performance Stock Units will be immediately forfeited without consideration.
3.Settlement. Subject to Section 4, the Performance Stock Units will be settled in shares of Common Stock no later than the thirtieth (30th) day following each applicable Vesting Date (such actual date of issuance of Common Shares, the “Settlement Date”). The Participant shall have no rights as a shareholder with respect to the shares of Common Stock underlying the Performance Stock Units until the applicable Settlement Date.
4.Forfeiture. Notwithstanding anything contained in the Grant Notice, the Plan or this Agreement to the contrary, all Performance Stock Units for which a Settlement Date has not occurred, whether or not then vested, will be immediately forfeited without consideration, and the Participant shall cease to have any rights with respect thereto, upon (i) a Termination of the Participant by the Service Recipient for Cause or, following Participant’s Termination, the Company Group’s determination that the Participant’s employment could have been terminated by the Service Recipient for Cause, or (ii) any Detrimental Activity.
5.Non-Transferability. The Performance Stock Units are not transferable by the Participant except in accordance with Section 14(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Performance Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Performance Stock Units shall terminate and become of no further effect.
6.Rights as a Stockholder/Dividend Equivalents. The Participant or a Permitted Transferee of the Performance Stock Units shall have no rights as a stockholder with respect to any share of Common Stock underlying a Performance Stock Unit unless and until the Participant shall have become the holder of record or the beneficial owner of such share of Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof. The Participant shall not be entitled to any dividend equivalents with respect to the Performance Stock Units to reflect any dividends payable on shares of Common Stock.

7.Restrictive Covenants. Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and accordingly agrees, in Participant’s capacity as an equity holder in the Company Group and its Affiliates, to the restrictive covenants contained in Appendix A to this Agreement (the “Restrictive Covenants”), incorporated herein by reference. Participant acknowledges and agrees that the Company’s remedies at law for an actual or threatened breach of any of the provisions of Appendix A would be inadequate and the Company Group would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Participant agrees that, in the event of such a breach or threatened breach by Participant, regardless of whether a transfer of Performance Stock Units to a Permitted Transferee has occurred and in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of a temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
8.Withholding Tax. The provisions of Section 14(d) of the Plan are incorporated herein by reference and made a part hereof. Unless otherwise agreed to by the Participant and the Company, any required withholding will be satisfied by having the Company withhold from the number of shares of Common Stock otherwise deliverable pursuant to the settlement of the Performance Stock Units a number of shares of Common Stock with a fair market value, on the date that the Performance Stock Units are settled, equal to such withholding liability; provided that the number of such shares may not have a fair market value greater than the minimum required statutory withholding liability unless determined by the Committee not to result in adverse accounting consequences. Notwithstanding the foregoing, the Participant acknowledges and agrees that to the extent consistent with applicable law and, to the extent the Participant’s status is an independent contractor for U.S. federal income tax purposes, the Company does not intend to withhold any amounts as federal income tax withholdings under any other state or federal laws, and the Participant hereby agrees to make adequate provision for any sums required to satisfy all applicable federal, state, local and foreign tax withholding obligations of the Company which may arise in connection with the grant of Performance Stock Units.
9.Section 409A of the Code. This Agreement and the Grant Notice are intended to comply with, or be exempt from, the provisions of Section 409A of the Code (“Section 409A”), and this Agreement shall be construed and interpreted in accordance with such intent. Without limiting the foregoing, the Committee will have the right to amend the terms and conditions of this Agreement and/or the Grant Notice in any respect as may be necessary or appropriate to comply with Section 409A, including without limitation by delaying the issuance of the shares of Common Stock contemplated hereunder. Notwithstanding any other provision of this Agreement to the contrary, (i) any member of the Company Group and their respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with the provisions of Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with the provisions of Section 409A and (ii) if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. Each payment in a series of payments hereunder will be deemed to be a separate payment for purposes of Section 409A.
10.Incorporation of the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Board or the Committee shall govern.
11.Definitions. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan. For purposes of this Agreement:

“Retirement” shall mean the Participant’s voluntary Termination of employment on or after March 1, 2022, provided, that (i) the Participant (a) if an Executive Vice President, provided at least six months written notice to the Company or any of its Subsidiaries of his or her intention to retire prior to the date of his or her retirement or (b) if a Senior Vice President or Vice President, provided at least three months written notice of his or her intention to retire prior to the date of his or her retirement (the “Notice Period”), and (ii) the Participant remained employed with the Company or any of its Subsidiaries during the Notice Period and sustained a level of performance during the Notice Period that would not be a basis of a termination by the Company or any of its Subsidiaries for Cause.
12.Notice. Every notice or other communication relating to this Agreement or a Grant Notice between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s General Counsel, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
13.No Right to Continued Service. This Agreement does not confer upon the Participant any right to continue as an employee or other service provider to the Company Group.
14.Binding Effect. This Agreement and the Grant Notice shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
15.Waiver and Amendments. Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Agreement or the Grant Notice shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
16.Governing Law. This Agreement and the Grant Notice shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.
17.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.Integration. This Agreement, the Grant Notice and the Plan contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein, in the Grant Notice and the Plan. This Agreement, the Grant Notice and the Plan supersede all prior agreements and understandings between the parties with respect to the subject matter hereof.

19.Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board, or the Committee, in respect of the Plan, this Agreement and this Award of Performance Stock Units shall be final, binding and conclusive.

Appendix A
Restrictive Covenants
The Participant agrees that during the period commencing on the Date of Grant and ending on the later of the final Settlement Date and the Participant’s Termination, the Participant shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the mortgage and real estate services businesses of the Company Group or of any other business in which the Company Group is engaged or which is part of the Company Group’s Developing Business (as defined below), within states in which the Company Group is engaged in such business or Developing Business.
In addition, from and after the Date of Grant until the later of (i) the final Settlement Date or (ii) the first (1st) anniversary of the Participant’s termination of employment with the Company or any of its Subsidiaries for any reason, the Participant covenants and agrees not to, directly or indirectly, solicit or induce any officer, director, employee, agent, independent contractor or consultant or client of the Company or any of its Subsidiaries to terminate his, her or its employment or other relationship with the Company or any of its Subsidiaries, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or any of its Subsidiaries for any reason.
Further, the Participant agrees that the Participant shall not at any time make any disparaging or defamatory comments regarding the Company or any of its Subsidiaries or their respective directors, officers, executives or employees, or, after termination of the Participant’s employment relationship with the Company or any of its Subsidiaries, make any such comments concerning any aspect of the termination of their relationship. The obligations of the Participant under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency; provided, that, the Participant shall promptly notify the Company in writing of any such obligation.
“Developing Business” shall mean the new business concepts and services the Company or any of its Subsidiaries has developed and is in the process of developing during the Grantee’s employment with the Company or any of its Subsidiaries.